UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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InfraREIT, Inc.

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March 23, 2018

To our Stockholders:

We are pleased to invite you to attend the 2018 Annual Meeting of Stockholders of InfraREIT, Inc. to be held on Wednesday, May 16, 2018 at 11:00 a.m. Central Time, at the Fairmont Hotel, 1717 North Akard Street, Dallas, Texas 75201.

Details regarding the business to be conducted, information you should consider in casting your vote and how you may vote are more fully described in the accompanying Notice of 2018 Annual Meeting of Stockholders and Proxy Statement.

As we did last year, we are once again furnishing proxy materials to our stockholders primarily over the Internet in accordance with rules approved by the Securities and Exchange Commission. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of our Proxy Statement and our 2017 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including our Proxy Statement, our 2017 Annual Report and a proxy card or voting instruction form. Stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible.

Thank you for your ongoing support of InfraREIT, Inc.

Sincerely,

David A. Campbell,

President and Chief Executive Officer

INFRAREIT, INC.

1900 North Akard Street

Dallas, Texas 75201

214-855-6700

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS To Be Held May 16, 2018

TO OUR STOCKHOLDERS:

Notice is hereby given that the 2018 Annual Meeting of Stockholders of InfraREIT, Inc., a Maryland corporation, will be held at the Fairmont Hotel, 1717 North Akard Street, Dallas, Texas 75201 at 11:00 a.m. Central Time on May 16, 2018. At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

1. The election of two Class III directors to serve for a three-year term and until their respective successors are duly elected and qualify;

2. The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

3. The transaction of such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

The Board of Directors has fixed the close of business on March 12, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any postponement(s) or adjournment(s) thereof.

DATED this 23rd day of March, 2018.

BY ORDER OF THE BOARD OF
DIRECTORS

Greg Imhoff,

Corporate Secretary

IMPORTANT

If you vote your proxy by telephone or by Internet, you do NOT need to mail back your proxy card. Any stockholder granting a proxy may revoke the same at any time prior to its exercise by executing a subsequent proxy or by written notice to our corporate secretary or by attending the meeting and by withdrawing the proxy. You may vote in person at the Annual Meeting of Stockholders even if you send in your proxy card, vote by telephone or vote by Internet. The ballot you submit at the meeting will supersede any prior vote.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

PROXY STATEMENT SUMMARY

Below are highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete Proxy Statement and our 2017 Annual Report before you vote.

2018 ANNUAL MEETING OF STOCKHOLDERS

Date and Time: Wednesday, May 16, 2018, at 11:00 a.m. Central Time	Record Date: March 12, 2018

Place: Fairmont Hotel 1717 North Akard Street Dallas, Texas 75201	Information: This Proxy Statement, the proxy card and our 2017 Annual Report are available at www.InfraREITInc.com

VOTING MATTERS AND BOARD RECOMMENDATIONS

PROPOSALS	BOARD’S RECOMMENDATION	PAGE
Election of two Class III Director Nominees (Proposal 1)	FOR all Director Nominees	6
Ratification of the selection of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2018 (Proposal 2)	FOR	7

CLASS III DIRECTOR NOMINEES

NAME	INDEPENDENT	DIRECTOR SINCE	OCCUPATION	COMMITTEE MEMBERSHIP
John Gates	Yes	2015	Chief Executive Officer of Markets, Jones Lang LaSalle Americas	Audit Conflicts
Harold R. Logan, Jr.	Yes	2014	Private Investor Chairman, Suburban Propane Partners, LP	Audit Conflicts Compensation, Nominating and Corporate Governance

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

GENERAL INFORMATION

The Company

As used in this Proxy Statement, unless the context requires otherwise or except as otherwise noted, the words “Company,” “InfraREIT,” “we,” “our” and “us” refer to InfraREIT, Inc. and its subsidiaries, including InfraREIT Partners, LP (the “Operating Partnership”), and also include InfraREIT, L.L.C. (“our predecessor”), which was merged with and into InfraREIT, Inc. on February 4, 2015. We are externally managed by Hunt Utility Services, LLC (“Hunt Manager”).

Our executive offices are located at 1900 North Akard Street, Dallas, Texas 75201, and our telephone number is (214) 855-6700.

Proxy Solicitation

The accompanying proxy is solicited on behalf of the Board of Directors of InfraREIT, Inc. for use at our 2018 Annual Meeting of Stockholders to be held on Wednesday, May 16, 2018 at 11:00 a.m. Central Time at the Fairmont Hotel, 1717 North Akard Street, Dallas, Texas 75201, and at any postponement(s) or adjournment(s) thereof. In addition to solicitation by mail, our directors and officers and employees of Hunt Manager also may solicit proxies from stockholders by telephone, facsimile, electronic mail or in person. We also may request brokerage houses, nominees, custodians and other fiduciaries to forward the soliciting material to the beneficial owners of stock held of record and will reimburse such persons for forwarding such material. We will bear the cost of this solicitation of proxies. Such costs are expected to be nominal. Proxy solicitation will commence with the mailing of this Proxy Statement on or about March 23, 2018.

Any stockholder giving a proxy has the power to revoke the same at any time prior to its exercise by executing a subsequent proxy, by written notice to our corporate secretary or by attending the meeting and voting in person or withdrawing the proxy. Attendance at the meeting, by itself, is not sufficient to revoke a prior proxy.

Purpose of Meeting

As stated in the Notice of 2018 Annual Meeting of Stockholders accompanying this Proxy Statement, the business to be conducted and the matters to be considered and acted upon at the Annual Meeting are as follows:

1.	The election of two Class III directors to serve for a three-year term and until their respective successors are duly elected and qualify;

2.	The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

3.	The transaction of such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 16, 2018

This Proxy Statement and our 2017 Annual Report are available at www.InfraREITInc.com.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

Note About Forward-Looking Statements

Certain statements in this Proxy Statement, other than purely historical information, are “forward-looking statements” within the meaning of applicable securities law. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially from our expectations. Please see “Forward-Looking Statements” in the 2017 Annual Report for more information.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

VOTING RIGHTS

Right to Vote and Record Date

Our voting securities consist solely of shares of our common stock, par value $0.01 per share (“Common Stock”).

The record date for stockholders entitled to notice of and to vote at the meeting was the close of business on March 12, 2018, at which time there were 43,796,915 shares of Common Stock entitled to vote at the meeting. Stockholders are entitled to one vote, in person or by proxy, for each share of Common Stock held in their name on the record date.

Quorum

Stockholders holding a majority of the shares of Common Stock outstanding and entitled to vote must be present or represented by proxy to constitute a quorum.

Voting at the Annual Meeting

If your shares of Common Stock are registered directly with EQ Shareowner Services, you are a “record holder” and may vote in person at the meeting. If a bank, broker or other nominee holds your shares for your benefit but not in your own name, your shares are in “street name.” If your shares are held in street name and you wish to vote in person at the meeting, you must contact your bank, broker or other nominee and request a document called a “legal proxy.” You must bring this legal proxy to the meeting in order to vote in person. Obtaining a legal proxy may take several days.

Voting by Proxy

Whether or not you are able to attend the meeting, we urge you to vote by proxy. If you are a record holder, you may vote by proxy by mailing back your proxy card, or you may vote by telephone or by Internet by following the instructions set forth in the proxy card. If your shares are held in street name, your bank, broker or other nominee will send you a voting instruction form to use in voting your shares. The availability of telephone and Internet voting depends on the voting procedures of your bank, broker or other nominee. Please follow the instructions on the voting instruction form they send you.

Vote Required

All proposals other than the election of directors will require the affirmative vote of a majority of the votes cast at the meeting. Directors are elected by a plurality of all the votes cast. This means that the director nominees with the most votes are elected, regardless of whether any nominee receives a majority of votes cast.

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes and other limited proxies will have no effect on the outcome of the election of directors. Cumulative voting for election of directors is not authorized, and proxies cannot be voted for a greater number of persons than the number of nominees named. See the caption “Overview” under “Information Regarding Our Board of Directors and Corporate Governance” below regarding the reduction in the number of directors serving as Class III directors and a corresponding reduction of the size of the Board of Directors.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

With regard to the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, an abstention will have no effect because it will not be a vote cast on the proposal. Broker non-votes, if any, will have no effect on the outcome of the vote with respect to such proposal.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. Abstentions also are considered to be present at the meeting and entitled to vote on any matter from which the stockholder abstains. Generally, a bank, broker or other nominee may vote the shares that it holds for you only in accordance with your instructions. However, if your bank, broker or other nominee has not received your instructions, your bank, broker or other nominee has the discretion to vote only on certain matters that are routine, such as Proposal 2. A “broker non-vote” occurs if your bank, broker or other nominee cannot vote on a particular matter because your bank, broker or other nominee has not received instructions from you and because the proposal is not routine.

If the proxy is properly executed and returned prior to the Annual Meeting, the shares represented thereby will be voted as specified therein. IF A STOCKHOLDER DOES NOT SPECIFY OTHERWISE ON THE RETURNED PROXY, THE SHARES REPRESENTED BY THE STOCKHOLDER’S PROXY WILL BE VOTED: FOR THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW UNDER “PROPOSAL 1: ELECTION OF DIRECTORS”; FOR THE SELECTION OF ERNST & YOUNG LLP AS SET FORTH UNDER “PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM”; AND IN THE DISCRETION OF THE PROXY HOLDERS ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

PROPOSALS

Proposal 1:    ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, each serving three-year terms. This year’s nominees for reelection to the Board of Directors as Class III directors for a three-year term expiring at the Annual Meeting of Stockholders in 2021, each of whom will hold office until his successor is duly elected and qualifies, are (ages are as of the date of the Annual Meeting):

John Gates

Mr. Gates, age 53, joined our Board of Directors in January 2015 in connection with our initial public offering (“IPO”). Mr. Gates has been the Chief Executive Officer of Markets for Jones Lang LaSalle Americas, a financial and professional services firm that specializes in commercial real estate services and investment management, since January 2014. He oversees the Brokerage, Capital Markets, Project and Development Services, Property Management and Retail businesses and serves on the Americas Executive Committee setting overall strategy for the firm. Between January 2010 and January 2014, Mr. Gates was President of Real Estate Service, Americas at Jones Lang LaSalle. Mr. Gates began his career at The Staubach Company in 1990, where he held several leadership positions, including serving as President and Chief Operating Officer and later as President of Americas Brokerage and Director of Markets West until The Staubach Company merged with Jones Lang LaSalle in 2008. Mr. Gates was selected to serve as a director particularly due to his business expertise and investment experience.

Mr. Gates earned a Bachelor of Science degree in Economics/Finance from Trinity University and a Master of Business Administration in Finance from The University of Texas at Austin.

Harold R. Logan, Jr.

Mr. Logan, age 73, has served as our Chairman since February 2018. Until that time, Mr. Logan had served as Lead Director since our IPO. Mr. Logan served as a non-voting director of our predecessor from February 2014 and joined the InfraREIT, Inc. Board of Directors in January 2015 in connection with our IPO. Mr. Logan has served as a member of the Board of Supervisors of Suburban Propane Partners, L.P., a New York Stock Exchange (“NYSE”) listed company, since 1996 and as its Chairman since 2007. Mr. Logan is also the Lead Director of Cimarex Energy Co., a NYSE listed company, and Mr. Logan previously served as a director of Graphic Packaging Corporation, a NYSE listed company, or its predecessor from 2001 through 2017. Mr. Logan was a Co-Founder of TransMontaigne Inc. in 1995 and served as Chief Financial Officer, Executive Vice President and Treasurer and as a director. In 2002, Mr. Logan retired from his position as an officer of TransMontaigne Inc. but remained a director until the company was sold to Morgan Stanley in 2006. From 1987 to 1995, he was Senior Vice President/Finance, Chief Financial Officer and a director of Associated Natural Gas Corporation. Prior to that, Mr. Logan was an investment banker with Dillon Read & Co. Inc. and Rothschild, Inc. Mr. Logan was selected to serve as a director particularly because of his experience in the energy industry and his background in investment and corporate finance as well as his public company board experience.

Mr. Logan earned a Bachelor of Science in Economics from Oklahoma State University and a Master of Business Administration in Finance from Columbia University Graduate School of Business.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

Proposal 2:    RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Ernst & Young LLP (“EY”) for appointment as our independent registered public accounting firm for the fiscal year ending December 31, 2018, subject to ratification by our stockholders. EY has served as our independent registered public accounting firm since 2015, and previously EY had served as the principal accountant for our predecessor for the years ended December 31, 2010 through December 31, 2014. Representatives of EY are expected to be present at the 2018 Annual Meeting of Stockholders to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

We are asking our stockholders to ratify the selection of EY as our independent registered public accounting firm as a matter of good corporate governance even though ratification is not required by our charter or bylaws. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain EY as our independent registered public accounting firm for the fiscal year ending December 31, 2018. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment of EY for the fiscal year ending December 31, 2018 will be permitted to stand unless the Audit Committee finds other reasons for making a change. Even if the selection of EY is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year ending December 31, 2018 if it determines that such a change would be in the best interest of the Company.

Principal Accountant Fees and Services

Fees for professional services provided by EY in its capacity as our independent registered public accounting firm in each of the last two fiscal years were as follows:

	Years Ended December 31,

(In thousands)	2017	2016
Audit fees	$999	$923
Audit-related fees	–	–
Tax fees	51	105
All other fees	–	–

Total	$1,050	$1,028

Audit Fees

Audit fees consisted of the aggregate fees, including expenses, billed in connection with the audits of our annual financial statements, including the integrated audit of internal control over financial reporting and quarterly financial reviews, and services that are normally provided by the independent registered public accounting firm.

Audit-Related Fees

Audit-related fees would consist of the aggregate fees, including expenses, billed in the respective year for assurance and related services and are not reported under “Audit Fees.”

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

Tax Fees

Tax fees consisted of the aggregate fees, including expenses, billed in the respective year for professional services rendered for income tax compliance, tax advice and tax planning.

All Other Fees

All other fees would consist of fees billed in the respective year for products and services other than services reported above.

Pre-Approval Policy and Procedures

Our Audit Committee charter requires that our Audit Committee pre-approve all audit and non-audit services to be provided by our independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(l)(B) of the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The Audit Committee pre-approved fees for all audit and non-audit services provided by EY during the years ended December 31, 2017 and 2016.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Continuing Directors

In addition to the persons who are standing for reelection as Class III directors (whose biographical information is included in Proposal 1 above), the following is a biographical summary of our other directors (ages are as of the date of the Annual Meeting):

Class I Directors – Term Expires 2019

David A. Campbell, age 49, has served as our President and Chief Executive Officer since August 2014 and as a member of our Board of Directors since September 2014. Mr. Campbell also is President and Chief Executive Officer of Hunt Manager and Sharyland Utilities, L.P. (“Sharyland”), the Company’s sole tenant. From January 2013 until joining Hunt Manager in August 2014, Mr. Campbell was President and Chief Operating Officer of Bluescape Resources, an independent resource and investment company based in Dallas, Texas. From mid-2008 through 2012, Mr. Campbell served as Chief Executive Officer of Luminant, a competitive power generation subsidiary of Energy Future Holdings (“EFH”) (previously TXU Corp.). In April 2014, EFH and Luminant filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, District of Delaware. Mr. Campbell originally joined TXU Corp. in 2004 as Executive Vice President of Corporate Planning, Strategy and Risk and became Chief Financial Officer of TXU Corp. in early 2006. Before TXU Corp., Mr. Campbell was a Principal in the Dallas office of McKinsey & Company, where he led the Texas and Southern Region hubs of McKinsey’s corporate finance and strategy practice. From 2010 to 2012, Mr. Campbell served as a board member for the National Nuclear Accrediting Board and the Electric Power Research Institute. Mr. Campbell brings his extensive expertise in the utility industry as well as executive leadership and experience to the Board of Directors.

Mr. Campbell earned a Bachelor of Arts from Yale University and a Juris Doctorate from Harvard Law School. Also, he graduated with a Master’s degree from Oxford University, where he studied as a Rhodes Scholar.

Storrow M. Gordon, age 65, joined our Board of Directors in January 2015 in connection with our IPO. Ms. Gordon retired in 2008 after her employer, Electronic Data Systems Corporation (“EDS”), was acquired by Hewlett Packard Corporation. Ms. Gordon joined EDS in 1991 and during her 17-year tenure at EDS, in which she served as Executive Vice President, General Counsel and Corporate Secretary between 2005 and 2008, she was a key leader in EDS’s spin-off from General Motors Corporation in 1996 and the establishment of its independent board and governance systems. Before EDS, Ms. Gordon was a partner at the law firm of Johnson & Gibbs, where her practice focused on mergers and acquisitions. Ms. Gordon was selected as a Texas Monthly Super Lawyer for 2004 and 2005. Ms. Gordon was selected to serve as a director particularly because of her legal and leadership experience.

Ms. Gordon earned a Bachelor of Arts from The University of Texas at Austin and a Juris Doctorate from Southern Methodist University where she served as an editor of the law review.

Trudy A. Harper, age 56, joined our Board of Directors in January 2015 in connection with our IPO. Since 2012, Ms. Harper has served as an adjunct faculty member for the Electrical and Computer Engineering Department at Tennessee Technological University (“TTU”). Ms. Harper was the President of Tenaska Power Services Co., the power marketing affiliate of Tenaska Energy, Inc. (“Tenaska”), between 2001 and 2012. Ms. Harper also served on the Tenaska Board of Stakeholders from 1995 to 2015. Prior to leading

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

Tenaska Power Services, Ms. Harper was general manager of business development for Tenaska’s independent power plant development efforts. Before joining Tenaska in 1992, Ms. Harper held various transmission and generation planning and state and federal regulatory affairs positions with Texas Utilities Electric Co. in Dallas. Ms. Harper joined the TTU Board of Trustees in January 2017 and now serves as Vice Chairman. Ms. Harper was selected to serve as a director particularly because of her extensive knowledge of and experience in the power and utilities industries.

Ms. Harper earned a Bachelor of Science degree and a Master of Science degree, both in Electrical Engineering from TTU, and a Master of Business Administration from Southern Methodist University.

Class II Directors – Term Expires 2020

Hunter L. Hunt, age 49, has served as a director of InfraREIT since September 2013. Mr. Hunt is the Co-Chairman, Co-Chief Executive Officer and Co-President of Hunt Consolidated, Inc. (“HCI” and, together with its subsidiaries, “Hunt”), the parent company of Hunt Oil, Hunt Power and other Hunt affiliates. Mr. Hunt also has been the Chairman of Sharyland since 1999 and has held various positions within the Hunt organization since 1998. The Hunt family of companies is one of the largest privately-owned energy companies in the world, engaging in exploration and production as well as liquefied natural gas activities. Hunt also is engaged in refining and development of energy technologies and renewable energy projects. Prior to joining Hunt, Mr. Hunt began his career with the investment bank Morgan Stanley, both in corporate finance and commodity trading. Mr. Hunt brings his extensive expertise in the energy industry as well as with respect to executive management and operations to the Board of Directors.

Mr. Hunt graduated from Southern Methodist University summa cum laude, earning Bachelor of Science degrees with honors in both Economics and Political Science.

Harvey Rosenblum, age 75, has served as a director of InfraREIT since January 2015. Dr. Rosenblum is professor of financial economics in the Cox School of Business at Southern Methodist University where he has taught since 1986. In addition, Dr. Rosenblum was Executive Vice President and Director of Research at the Federal Reserve Bank of Dallas between 2005 and 2013 when he retired. Dr. Rosenblum began his professional career in 1970 as an economist with the Federal Reserve Bank of Chicago, ultimately serving as Vice President and Associate Director of Research. Dr. Rosenblum serves on the Board of Directors of the Dallas Committee on Foreign Relations. Dr. Rosenblum frequently speaks on a broad range of economic topics. He previously served on several other Boards of Directors, including the National Bureau of Economic Research, Western Economics Association International, and the International Banking, Economics and Finance Association. Dr. Rosenblum is a past President of the National Association for Business Economics. Dr. Rosenblum was selected to serve as a director particularly because of his leadership, economic and financial expertise.

Dr. Rosenblum earned a Bachelor of Arts in Economics from the University of Connecticut and a Ph.D. in Economics from the University of California, Santa Barbara.

Ellen C. Wolf, age 64, served as a non-voting director of our predecessor from February 2014 and joined the InfraREIT, Inc. Board of Directors in January 2015 in connection with our IPO. Ms. Wolf served as Senior Vice President and Chief Financial Officer of American Water Works Company, Inc., the largest investor-owned U.S. water and wastewater company, from 2006 until her retirement in May 2013. Previously, Ms. Wolf served as Senior Vice President and Chief Financial Officer of USEC, Inc. from 2003 until 2006 and as Vice President and Chief Financial Officer of American Water Works from 1999 to 2003. Ms. Wolf

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

has served as a director of Premier, Inc., a NASDAQ listed company, since 2013, and since 2015 she has served as director of Connecticut Water Services, Inc., a NASDAQ listed company. From 2008 to 2016 Ms. Wolf also served as a director of Airgas, Inc., which was a NYSE listed company. Ms. Wolf was selected to serve as a director particularly because of her qualifications as a financial expert and her extensive background in corporate accounting, finance and business development as well as her public company board experience.

Ms. Wolf earned a Bachelor of Arts degree from Duke University and a Master of Business Administration from the University of Pennsylvania.

Executive Officers

All of our officers are employees of Hunt Manager provided to us pursuant to our management agreement with Hunt Manager. The following is a biographical summary of our executive officers who, together with Mr. Campbell (whose biographical information is included in “—Continuing Directors—Class I Directors” above), we refer to as our “executive officers”:

Stacey H. Doré, age 45, has served as our Senior Vice President and General Counsel since November 2016. Ms. Doré also serves as Senior Vice President and General Counsel of Hunt Manager. Prior to joining the Company, Ms. Doré was the Executive Vice President, General Counsel and Co-Chief Restructuring Officer of EFH until October 2016. In this capacity, Ms. Doré advised EFH’s senior management and Board of Directors on legal, regulatory and corporate governance matters, oversaw the corporate secretary’s office and led the company’s legal and compliance team. From July 2008 until March 2012, Ms. Doré served in various other capacities within the EFH portfolio of companies, including Vice President and General Counsel of Luminant, a competitive generation subsidiary. In April 2014, EFH and Luminant filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, District of Delaware. Ms. Doré began her career at Vinson & Elkins LLP, where she practiced business litigation for eleven years.

Ms. Doré earned a Juris Doctorate cum laude from Harvard Law School and graduated summa cum laude from the University of Southwestern Louisiana, where she was named Outstanding Graduate in the College of Liberal Arts.

Brant Meleski, age 47, has served as our Senior Vice President and Chief Financial Officer since September 2014. Mr. Meleski also is Senior Vice President and Chief Financial Officer of Hunt Manager. Prior to joining Hunt Manager in September 2014, Mr. Meleski spent 17 years in Bank of America Merrill Lynch’s Global Energy & Power Group, most recently as a Managing Director of Investment Banking beginning in 2007. During this time, Mr. Meleski was responsible for leading public equity and debt underwriting and merger and advisory assignments for many U.S. utility clients.

Mr. Meleski earned a Bachelor of Science in Finance from Clemson University and a Master of Business Administration from the Goizueta Business School at Emory University.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

INFORMATION REGARDING OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Overview

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of nine directors, including the persons who are standing for reelection as Class III directors, the individuals identified in “Board of Directors and Executive Officers—Continuing Directors” and W. Kirk Baker, whose term expires at the 2018 Annual Meeting. Six of our directors are independent within the meaning of the listing standards of the NYSE.

Our charter provides for a classified Board of Directors, with up to three directors in each class serving for terms expiring at the third annual meeting of stockholders following their election and upon the election and qualification of their successors. In connection with Mr. Baker’s departure from the Board of Directors, the number of Class III directors will be reduced from three to two, and the Board of Directors will consist of eight directors.

Directors may be removed from our Board of Directors only for cause (as defined in our charter), and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors.

Corporate Governance

Our directors stay informed about our business by attending meetings of our Board of Directors and its committees and through supplemental reports and communications. Our non-executive directors (as defined below) meet regularly in executive sessions without the presence of management. Our Board of Directors may conduct business through meetings and actions taken by written consent in lieu of meetings. Our Board of Directors’ policy, as set forth in our corporate governance guidelines, is to encourage and promote the attendance by each director at all scheduled meetings of the Board of Directors and stockholders.

Code of Business Conduct and Ethics

We have a code of business conduct and ethics that applies to all of our directors and officers, including Hunt Manager. The code addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on insider information and reporting of violations of the code. However, we cannot assure you that these policies or provisions of law will always be successful in eliminating or minimizing the influence of such conflicts of interest, and if they are not successful, decisions could be made that might fail to reflect fully our interests or the interests of stockholders. Pursuant to our charter, our directors and officers may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to our business. Our code of business conduct and ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will generally make any legally required disclosures regarding amendments to, or waivers of, provisions of the code on our website.

Board Determination of Independence

NYSE rules require that a majority of a company’s board of directors be composed of “independent directors.” For a director to be “independent” under the NYSE listing standards, the Board of Directors must affirmatively

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

determine that the director has no material relationship with us that, in the opinion of our Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. In addition, the director must meet specific independence standards prescribed by the NYSE, including a requirement that the director was not an executive officer or employee of the Company or engaged in certain business dealings with us or our affiliates.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that Mr. Gates, Ms. Gordon, Ms. Harper, Mr. Logan, Dr. Rosenblum and Ms. Wolf are independent directors within the meaning of the applicable NYSE listing standards. In making this determination, our Board of Directors found that none of these directors had a material or other disqualifying relationship with us.

We generally expect that, if at a future time the Chairman of the Board of Directors does not qualify as independent within NYSE listing standards, our independent directors will elect a Lead Director, as contemplated by our corporate governance guidelines, with the following clearly defined leadership authority and responsibilities, including:

•	presiding at all Board of Directors meetings at which the Chairman is not present;

•	serving as a liaison between the Chairman, the Chief Executive Officer and the independent directors;

•	consulting with the Chairman and the Chief Executive Officer on meeting agendas and information provided to the directors; and

•	serving as the Board of Directors representative for consultation and direct communication with major stockholders on issues that the Board of Directors determines may not be addressed by the Chairman or other Board of Directors designees and as otherwise deemed appropriate by the Board of Directors.

Mr. Logan was elected to serve as our Lead Director upon our IPO, but, with Mr. Logan’s election as the Chairman of the Board of Directors in February 2018, there no longer is a need for a separately designated Lead Director.

Family Relationships

There are no family relationships among any of our executive officers and directors.

Identification of Director Candidates

In accordance with our corporate governance guidelines and our written Compensation, Nominating and Corporate Governance Committee charter, the Compensation, Nominating and Corporate Governance Committee is responsible for identifying director candidates for our Board of Directors and for recommending director candidates to our Board of Directors for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are recommended for nomination for election as directors in accordance with the procedures set forth in the written charter of the Compensation, Nominating and Corporate Governance Committee.

We seek highly qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The Compensation, Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of our Board of Directors, operating requirements and the long-term interests of our stockholders. In accordance with our corporate governance guidelines, directors should possess the highest

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

personal and professional ethics, integrity and values, exercise good business judgment and be committed to representing the long-term interests of us and our stockholders and have an inquisitive and objective perspective, practical wisdom and mature judgment. The Compensation, Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, regardless of gender, age or race, and recommends director candidates based upon contributions they can make to our Board of Directors and management, and their ability to represent our long-term interests and those of our stockholders.

Upon determining any need for additional or replacement board members, the Compensation, Nominating and Corporate Governance Committee will identify director candidates and assess such director candidates based upon information it receives in connection with the recommendation or otherwise possesses, which assessment may be supplemented by additional inquiries. In conducting this assessment, the Compensation, Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our Board of Directors. The Compensation, Nominating and Corporate Governance Committee may seek input on such director candidates from other directors and recommends director candidates to the Board of Directors for nomination. The Compensation, Nominating and Corporate Governance Committee does not solicit director nominations, but it will consider recommendations by stockholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis and in accordance with applicable law. The Compensation, Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. The Compensation, Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Compensation, Nominating and Corporate Governance Committee engages any such third party, the Compensation, Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services, which we will pay.

Our stockholders of record who comply with the advance notice procedures set forth in our bylaws may nominate candidates for election as directors. Our bylaws currently provide that stockholder nominations of director candidates for an annual meeting of stockholders must be received no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting is advanced or delayed by more than 30 days before or after the anniversary of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The written notice must set forth the information and include the materials required by our bylaws. The advance notice procedures set forth in our bylaws do not affect the right of stockholders to request the inclusion of proposals in our proxy statement pursuant to SEC rules. Any such nomination or proposal should be sent to our corporate secretary at our address and, to the extent applicable, must include the information and other materials required by our bylaws.

Role of Board of Directors in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors will administer this oversight function directly, with support from our three standing committees, the Audit Committee, the Compensation, Nominating and Corporate Governance Committee and the

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

Conflicts Committee, each of which will address risks specific to its respective areas of oversight. In particular, as more fully described below, our Audit Committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also will monitor compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation, Nominating and Corporate Governance Committee will assess and monitor whether any of the compensation policies and programs the Company directly administers, including our director compensation policy and any other compensation policy we may adopt in the future, has the potential to encourage excessive risk taking and will provide oversight with respect to corporate governance and ethical conduct and monitor the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct. Our Conflicts Committee will review and advise our Board of Directors on specific matters that our Board of Directors believes may involve conflicts of interest.

Committees of Our Board of Directors

Our Board of Directors has three standing committees:

COMMITTEE	MEMBERS
Audit	Ellen C. Wolf (Chair) John Gates Harold R. Logan, Jr. Harvey Rosenblum
Conflicts	Storrow M. Gordon (Chair) John Gates Trudy A. Harper Harold R. Logan, Jr. Harvey Rosenblum Ellen C. Wolf
Compensation, Nominating and Corporate Governance	Harold R. Logan, Jr. (Chair) Storrow M. Gordon Trudy A. Harper

Each of these committees has a written charter approved by our Board of Directors. A copy of each charter can be found on our website. Additionally, from time to time, the Board of Directors or the standing committees may delegate authority to a subcommittee of one or more of its members, to the extent permitted by the applicable committee charter.

Audit Committee

The Audit Committee, among other things, acts on behalf of our Board of Directors to discharge the Board of Directors’ responsibilities relating to our corporate accounting and reporting practices; the quality and integrity of our consolidated financial statements; our compliance with applicable legal and regulatory requirements; the performance, qualifications and independence of our external auditors; the staffing, performance, budget, responsibilities and qualifications of our internal audit function; and our policies with respect to risk assessment

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

and risk management. The Audit Committee also is responsible for reviewing with management and external auditors our interim and audited annual consolidated financial statements, meeting with officers responsible for certifying our Annual Report on Form 10-K or any quarterly report on Form 10-Q prior to any such certification and reviewing with such officers disclosures related to any significant deficiencies in the design or operation of internal controls. The Audit Committee is charged with periodically discussing with our external auditors such auditors’ judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements. The Audit Committee has the authority to select, retain, terminate and approve the fees and other retention terms of independent or outside counsel or advisors, in each case of its choice and as it determines to be necessary or appropriate to carry out its duties.

Our Board of Directors has determined that all of the members of the Audit Committee are independent as required by the NYSE listing standards, SEC rules governing the qualifications of Audit Committee members, our corporate governance guidelines and the written charter of the Audit Committee. Our Board of Directors also has determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience, that all of the members of the Audit Committee are “financially literate” as required by the NYSE listing standards. In addition, our Board of Directors has determined that Mr. Logan and Ms. Wolf each qualify as an “audit committee financial expert” for purposes of, and as defined by, the SEC rules and has the requisite accounting or related financial management expertise required by NYSE listing standards.

The Audit Committee Report for the fiscal year ended December 31, 2017 is included in this Proxy Statement beginning on page 23.

Conflicts Committee

The Conflicts Committee reviews and advises our Board of Directors on specific matters that our Board of Directors believes may involve conflicts of interest. Our Board of Directors has approved a conflict of interest policy that requires, among other things, that the Conflicts Committee approve any new lease or lease renewals, any acquisition by us of a ROFO Project (as defined below) and our arrangements with Hunt Manager. The Conflicts Committee has the authority to retain and terminate (or obtain the advice of) any independent legal counsel, financial or other advisor or any other expert as the Conflicts Committee deems necessary or appropriate to fulfill its responsibilities.

Our Board of Directors has determined that all of the members of the Conflicts Committee are independent within the meaning of the NYSE listing standards.

Compensation, Nominating and Corporate Governance Committee

The Compensation, Nominating and Corporate Governance Committee is responsible for, among other things, evaluating the performance of Hunt Manager, reviewing the compensation and fees payable to Hunt Manager under the management agreement and administering the InfraREIT, Inc. 2015 Equity Incentive Plan (the “Equity Incentive Plan”). Because the management agreement provides that Hunt Manager is responsible for managing our affairs, our executive officers, who are employees of Hunt Manager, do not receive compensation from us for serving as our officers. To the extent that the terms of the management agreement change and we become responsible for paying the compensation or any other employee benefits of our Chief Executive Officer, the Compensation, Nominating and Corporate Governance Committee will review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate the performance of our Chief Executive Officer in light of those goals and objectives and determine our Chief Executive Officer’s compensation level based on this evaluation. The Compensation, Nominating and Corporate Governance

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

Committee has the authority to retain or obtain the advice of and terminate such consultants, outside counsel and other advisors with respect to the Compensation, Nominating and Corporate Governance Committee’s compensation functions as it may deem appropriate in its sole discretion.

The Compensation, Nominating and Corporate Governance Committee also is responsible for, among other things, periodically reviewing and making recommendations to our Board of Directors on the range of qualifications that should be represented on our Board of Directors and eligibility criteria for individual board membership, as well as seeking, considering and recommending to our Board of Directors qualified candidates for election as directors and approving and recommending to our full Board of Directors the appointment of each of our officers. The Compensation, Nominating and Corporate Governance Committee reviews and makes recommendations on matters involving the general operation of our Board of Directors and corporate governance and annually recommends to our Board of Directors nominees for each committee of our Board of Directors. In addition, the Compensation, Nominating and Corporate Governance Committee annually facilitates the assessment of our Board of Directors’ performance and reports thereon to our Board of Directors.

Our Board of Directors has determined that all of the members of the Compensation, Nominating and Corporate Governance Committee are independent as required by the NYSE listing standards, SEC rules, our corporate governance guidelines and the written charter of the Compensation, Nominating and Corporate Governance Committee.

Board of Directors and Committee Meetings

During 2017, our Board of Directors held 18 meetings, the Audit Committee held eight meetings, the Compensation, Nominating and Corporate Governance Committee held four meetings and the Conflicts Committee held 11 meetings. Each of our directors attended 75% or more of the total meetings of the Board of Directors and of the committees on which they served during 2017.

Stock Ownership Guidelines

Our Board of Directors believes that directors more effectively represent the best interests of the Company if they are stockholders themselves. Thus, our non-executive directors are required to own shares of our Common Stock equal in value to five times the annual cash retainer for the Board of Directors (which was $60,000 for 2017), on an after-tax basis assuming a 35% tax rate, within the later of five years of joining the Board of Directors and February 4, 2020. The minimum number of shares to be held by the non-executive directors will be calculated at least annually by the Compensation, Nominating and Corporate Governance Committee, based on the average closing price of our Common Stock for the previous calendar year. In calculating the number of shares held by each non-executive director for purposes of these guidelines, restricted stock, profits interest partnership units in our Operating Partnership (“LTIP Units”), other partnership units in our Operating Partnership (“OP Units”) and shares of Common Stock owned by a spouse or trust will be included. At any time during which the director is not in compliance with the stock ownership guidelines, the director must retain 50% (after tax) of his or her Annual Equity Award (as defined below). All of our non-executive directors satisfied our stock ownership guidelines as of March 12, 2018. The Compensation, Nominating and Corporate Governance Committee is responsible for monitoring the application of the stock ownership guidelines and may waive or modify these requirements in certain situations.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

During 2017 we had four officers who we refer to as our “named executive officers,” consisting of our three current executive officers as well as Lance J. Phillips, who served as our Vice President, Principal Accounting Officer and Controller until his resignation on October 20, 2017. Because our management agreement provides that Hunt Manager is responsible for managing our affairs, our named executive officers, who are employees of Hunt Manager, do not receive compensation from us for serving as our officers. Hunt Manager or one of its affiliates compensates each of our named executive officers. Pursuant to the management agreement, we pay Hunt Manager a management fee, and we have no control over the amount or form of consideration Hunt Manager pays our named executive officers.

We believe that Hunt’s shared alignment with our stockholders through Hunt’s ownership of equity in us and our Operating Partnership and the manner in which the incentive payment to Hunt Manager provided for in the management agreement is calculated will help mitigate any conflicts of interests. In addition, consistent with NYSE listing standards, a majority of our directors are independent, and our conflict of interest policy is designed to ensure that our Conflicts Committee, which is composed solely of independent directors, reviews and approves all material potential conflict transactions.

Director Compensation

We pay director compensation to each of our directors other than David A. Campbell and Hunter L. Hunt, who do not receive compensation from InfraREIT for serving on our Board of Directors. Each other director (our “non-executive directors”) receives an annual base fee for his or her services of $60,000, payable in equal quarterly installments on the first business day of each quarter. Each non-executive director also receives an annual award (the “Annual Equity Award”) of shares of our Common Stock or, at the election of the non-executive director, a number of LTIP Units, in each case equal to $80,000 divided by the volume weighted price of the shares of our Common Stock on the NYSE during the 15 consecutive trading days prior to January 1 of the year in which granted. The Annual Equity Awards will vest one year from the date of grant, and unvested Annual Equity Awards will be forfeited if the recipient ceases to be one of our directors for a reason other than death, disability or a change in control. In addition, under our current director compensation policy, our Chairman of the Board of Directors, our Lead Director (if the Chairman of the Board is not an independent director), and the Chairs of our Audit Committee and Conflicts Committee each receives an additional annual cash retainer of $25,000, and the Chair of our Compensation, Nominating and Corporate Governance Committee receives an additional annual cash retainer of $10,000, in each case payable in equal quarterly installments. Further, each member of the Audit Committee, Conflicts Committee and Compensation, Nominating and Corporate Governance Committee receives an additional annual cash retainer of $12,000, $12,000 and $6,000, respectively, payable in equal quarterly installments.

Subject to certain exceptions, each non-executive director may elect to receive fees in shares of our Common Stock in lieu of receiving the cash fees described above; however, no such election was available during 2017. If a director were to make this election, the number of shares of Common Stock issued will be calculated by dividing the cash value of the payment by the volume weighted price of our Common Stock on the NYSE during the 15 consecutive trading days prior to the first day of each quarter. We also reimburse each of our directors for their travel expenses incurred in connection with their attendance at Board of Directors and committee meetings.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

The following table sets forth the compensation received by each of our non-executive directors during 2017:

Name	Fees Earned or Paid in Cash ($)		Equity Awards ($) (1)	Total ($)
W. Kirk Baker	60,000	(2)	79,984	139,984
John Gates	84,000	(3)	79,984	163,984
Storrow M. Gordon	93,750	(4)	79,984	173,734
Trudy A. Harper	81,750	(5)	79,984	161,734
Harold R. Logan, Jr.	125,000	(6)	79,984	204,984
Harvey Rosenblum	84,000	(7)	79,984	163,984
Ellen C. Wolf	97,750	(8)	79,984	177,734

(1)	Represents the total fair value of equity awards received by non-executive directors in 2017. A discussion of the assumptions used in calculating these values can be found in Note 16 to our 2017 audited consolidated financial statements beginning on page F-1 of our 2017 Annual Report.

(2)	Represents Mr. Baker’s annual $60,000 cash retainer.

(3)	Represents the sum of Mr. Gates’s cash retainers during 2017, including his (i) $60,000 annual base fee; (ii) $12,000 retainer for serving on the Audit Committee; and (iii) $12,000 retainer for serving on Conflicts Committee.

(4)	Represents the sum of Ms. Gordon’s cash retainers during 2017, including her (i) $60,000 annual base fee; (ii) $12,000 retainer for serving on the Conflicts Committee; (iii) additional $10,000 retainer as the Chair of the Conflicts Committee; (iv) $6,000 retainer for serving on the Compensation, Nominating and Corporate Governance Committee; (v) $3,750 retainer as a member of the Rate Case Subcommittee, which was a subcommittee of the Conflicts Committee serving during 2016 and 2017 that was formed to evaluate and make recommendations regarding certain matters in our then-pending rate case; and (vi) additional $2,000 retainer as the Chair of the Rate Case Subcommittee.

(5)	Represents the sum of Ms. Harper’s cash retainers during 2017, including her (i) $60,000 annual base fee; (ii) $6,000 retainer for serving on the Compensation, Nominating and Corporate Governance Committee; (iii) $12,000 retainer for serving on the Conflicts Committee; and (iv) $3,750 retainer for serving on the Rate Case Subcommittee.

(6)	Represents the sum of Mr. Logan’s cash retainers during 2017, including his (i) $60,000 annual base fee; (ii) $25,000 Lead Director retainer; (iii) $6,000 retainer for serving on the Compensation, Nominating and Corporate Governance Committee; (iv) additional $10,000 retainer as the Chair of the Compensation, Nominating and Corporate Governance Committee; (v) $12,000 retainer for serving on the Audit Committee; and (vi) $12,000 retainer for serving on the Conflicts Committee.

(7)	Represents the sum of Dr. Rosenblum’s cash retainers during 2017, including his (i) $60,000 annual base fee; (ii) $12,000 retainer for serving on the Audit Committee; and (iii) $12,000 retainer for serving on Conflicts Committee.

(8)	Represents the sum of Ms. Wolf’s cash retainers during 2017, including her (i) $60,000 annual base fee; (ii) $12,000 retainer for serving on the Audit Committee; (iii) additional $10,000 retainer as the Chair of the Audit Committee; (iv) $12,000 retainer for serving on the Conflicts Committee; and (v) $3,750 retainer for serving on the Rate Case Subcommittee.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

Role of Compensation Consultant

The Compensation, Nominating and Corporate Governance Committee engaged the services of an independent compensation consultant, Pearl Meyer, to provide services with respect to reviewing and benchmarking the compensation paid to our non-executive directors. The Compensation, Nominating and Corporate Governance Committee reviewed Pearl Meyer’s independence and determined that Pearl Meyer’s work for the Compensation, Nominating and Corporate Governance Committee in 2017 did not raise any conflict of interest pursuant to the SEC and NYSE rules.

Equity Incentive Plan

Prior to our IPO, we adopted the Equity Incentive Plan which permits us to provide equity-based compensation to certain personnel who provide services to us, Hunt Manager or an affiliate of either in the form of stock options, stock appreciation rights, dividend equivalent rights, restricted stock, stock units, performance-based awards, unrestricted stock, LTIP Units and other awards. We currently utilize the Equity Incentive Plan to compensate our non-executive directors for their service on our Board of Directors. No awards have been made under the Equity Incentive Plan to our named executive officers or any other employees of Hunt Manager.

General

The Equity Incentive Plan provides for the grant of options to purchase shares of Common Stock, share awards (including restricted stock and stock units), stock appreciation rights, performance-based awards and annual incentive awards, unrestricted awards, dividend equivalent rights, LTIP Units, cash and other equity-based awards up to an aggregate of 375,000 shares. LTIP Units are a special class of partnership interests in our Operating Partnership. Each LTIP Unit awarded will be deemed to be equivalent to an award of one share of our Common Stock reserved under the Equity Incentive Plan and will reduce the number of shares of Common Stock available for other equity awards on a one-for-one basis. As of March 12, 2018, 236,401 shares remain available for future awards under the Equity Incentive Plan. The Equity Incentive Plan provides, among other things, that no participant in the plan will be permitted to acquire, or will have any right to acquire, shares thereunder if such acquisition would be prohibited by the ownership limits contained in our charter or would impair our status as a real estate investment trust.

Administration of the Equity Incentive Plan

The Equity Incentive Plan is administered by our Compensation, Nominating and Corporate Governance Committee. Subject to the terms of the Equity Incentive Plan, our Compensation, Nominating and Corporate Governance Committee will determine all terms and conditions of awards, who will receive awards, the type of award and the number of shares of Common Stock subject to the award, if the award is equity based. Our Compensation, Nominating and Corporate Governance Committee also may interpret the provisions of the Equity Incentive Plan and the award agreements thereunder. References below to our Compensation, Nominating and Corporate Governance Committee refer to our Board of Directors or another committee appointed by our Board of Directors for those periods in which our Board of Directors or such other committee is acting. Each member of our Compensation, Nominating and Corporate Governance Committee that administers the Equity Incentive Plan (i) is a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) will, at such times as we are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and to the extent it is intended that awards will be treated as performance-based compensation for purposes of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Code.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

Eligibility

Awards under the Equity Incentive Plan may be granted to our employees (if any), directors and officers and any employees, directors and officers of our affiliates. Hunt Manager and its affiliates and other personnel of Hunt Manager and its affiliates also are eligible to receive awards under the Equity Incentive Plan, although we have not granted any awards to our named executive officers or to any other Hunt Manager employees. In addition, consultants and advisers who perform services for us and our affiliates may receive awards under the Equity Incentive Plan, although we have not granted any awards to consultants or our other advisers. Similarly, consultants and advisers who perform services for Hunt Manager and its affiliates also are eligible to receive awards under the Equity Incentive Plan.

Share Usage

Shares of Common Stock that are subject to awards will be counted as used as of the grant date. If any award expires, is forfeited or is terminated without having been exercised or is paid without delivery of stock, then any shares of stock covered by such lapsed, cancelled, expired, unexercised or cash-settled portion of such award or grant will be available for the grant or settlement of other awards under the Equity Incentive Plan.

Recoupment

Shares or payments received by award recipients under award agreements for awards granted pursuant to the Equity Incentive Plan may be subject to mandatory repayment by the recipient to us of any gain realized by the recipient to the extent the recipient is in violation of or in conflict with certain agreements (including but not limited to an employment or noncompetition agreement with us, Hunt Manager or an affiliate of either) or upon termination for cause as defined in the Equity Incentive Plan, any applicable award agreement or any other agreement between us, Hunt Manager or an affiliate of either and the recipient. Reimbursement or forfeiture also may apply if we are required to prepare an accounting restatement due to a material noncompliance by us, as a result of misconduct, with any financial reporting requirement under the securities laws or if an award was earned or vested based on achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved.

Change in Control

Except as otherwise provided in an applicable award agreement, if we experience a change in control in which the applicable outstanding awards that are not exercised prior to the change in control will not be assumed or continued by the surviving entity: (i) except for performance awards, all restricted stock and unvested LTIP Units will vest, and all stock units and dividend equivalent rights will vest and the underlying shares will be delivered immediately before the change in control and (ii) at our Board of Directors’ discretion, either all options and stock appreciation rights will become exercisable 15 days before the change in control and terminate upon the consummation of the change in control (to the extent such awards are not exercised as of the change in control) or all options, stock appreciation rights, restricted stock and stock units will be cashed out or redeemed for securities of equivalent value before the change in control. In the case of performance awards denominated in stock, stock units or LTIP Units, if half or more of the performance period has lapsed, the performance award will be converted into restricted stock or stock units based on actual performance to date. If less than half of the performance period has lapsed, or if actual performance is not determinable, the performance award will be converted into restricted stock or stock units assuming target performance has been achieved. Other equity-based awards will be governed by the terms of the applicable award agreement.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

Adjustments for Stock Dividends and Similar Events

Our Compensation, Nominating and Corporate Governance Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the Equity Incentive Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Amendment and Termination

Our Board of Directors may amend or terminate the Equity Incentive Plan at any time; provided that no amendment may adversely impair the benefits of a participant, without his or her consent, with respect to his or her outstanding awards. Our stockholders must approve any amendment if such approval is required by our Board of Directors or under applicable law or stock exchange requirements. Our stockholders also must approve any amendment that changes the no-repricing provisions of the Equity Incentive Plan. Unless terminated sooner by our Board of Directors or extended with stockholder approval, the Equity Incentive Plan will terminate on December 1, 2024.

Employee Stock Purchase Plan

We have adopted the InfraREIT, Inc. 2015 Non-Qualified Employee Stock Purchase Plan (“ESPP”) that will allow employees of Hunt Manager or its affiliates whose principal duties include the management and operation of our business to purchase shares of our Common Stock at a discount. Pursuant to the management agreement, Hunt Manager is obligated to fund all of the costs associated with the ESPP, including the funds necessary to purchase shares of our Common Stock in the open market pursuant to the plan. A total of 250,000 shares of Common Stock are reserved for sale and authorized for issuance under the ESPP. As of December 31, 2017, no shares have been purchased or offered for purchase under the ESPP.

Compensation Committee Interlocks and Insider Participation

None of the individuals who serve as a member of our Compensation, Nominating and Corporate Governance Committee has at any time been one of our executive officers or employees. None of the individuals who serve as our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

AUDIT COMMITTEE REPORT

It is the responsibility of the members of the Audit Committee of our Board of Directors to contribute to the oversight of the Company’s consolidated financial statements. In keeping with this goal, the Audit Committee charter, as approved by the Board of Directors on January 29, 2015, sets forth the duties and responsibilities of the Audit Committee. The members of the Audit Committee are independent directors.

The Company’s management has primary responsibility for the preparation of the consolidated financial statements, completeness and accuracy of financial reporting and the overall system of internal control over financial reporting. EY, as the Company’s independent registered public accounting firm, is responsible for expressing an opinion on the Company’s audited consolidated financial statements and the fair presentation, in all material respects, of the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). EY also is responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Internal audit is responsible to the Audit Committee for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee determines. The Audit Committee’s responsibility is oversight. Therefore, the Audit Committee is not responsible for preparing the Company’s consolidated financial statements, planning or conducting audits or determining that the Company’s consolidated financial statements and disclosures are complete and accurate and are in accordance with U.S. GAAP. In its oversight role, the Audit Committee relies on the expertise, knowledge and assurances of management, the independent registered public accounting firm and internal audit. The Audit Committee does not provide any expert or special assurance as to the Company’s consolidated financial statements or any professional certification as to the independent auditors’ work.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and EY the quarterly and audited consolidated financial statements, and has discussed with EY, with and without management present, the financial statement audit and the overall quality, not just the acceptability, of the Company’s financial reporting. The Audit Committee also reviewed with management and EY each press release concerning earnings prior to it being released.

The Audit Committee also discussed with internal audit and EY the overall scope and plans for their respective audits; the significant accounting policies applied by the Company in its financial statements, as well as alternative treatments and risk assessment; and met regularly in executive sessions with each of management, internal audit and EY.

During 2017, the Audit Committee was provided updates on, monitored and discussed with management the status of the Company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the Audit Committee reviewed management’s evaluation and assessment of the effectiveness of internal control over financial reporting as of December 31, 2017. EY has audited and also expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017.

EY has delivered to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 16. EY has provided to the Audit Committee the communication required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence and informed the Audit Committee that, with respect to the Company, it is independent under SEC rules and the independence requirements of the PCAOB. The Audit Committee has discussed with EY the written disclosures and the letter regarding their independence, including whether EY’s provision of certain non-audit services is consistent with maintaining their independence. The Audit Committee is responsible for the appointment, compensation and oversight of the work of EY, including the negotiation of audit

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

fees. The Audit Committee also oversees the rotation of key EY partners assigned to our audit as required at least every five years, and the Audit Committee and its chair participate in selecting each new lead engagement partner.

Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2017 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Submitted by the

Audit Committee of the Board of Directors:

Ellen C. Wolf (Chair)

John Gates

Harold R. Logan, Jr.

Harvey Rosenblum

March 15, 2018

THE ABOVE REPORT OF THE AUDIT COMMITTEE WILL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH OR INCORPORATED BY REFERENCE INTO ANY FILING BY US UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE SUCH REPORT BY REFERENCE.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

TRANSACTIONS WITH RELATED PERSONS

Related Party Transactions

Commercial Arrangements

Management Agreement

We are externally managed by Hunt Manager pursuant to a management agreement, which we entered into in January 2015 in connection with our IPO, pursuant to which Hunt Manager manages our day-to-day operations, subject to oversight from our Board of Directors. During the year ended December 31, 2017, we made payments to Hunt Manager of $17.6 million of fees and $0.3 million for reimbursement of annual software license and maintenance fees and other expenses under the management agreement.

Under the management agreement, Hunt Manager is responsible for presenting to us and managing our investment opportunities, conducting our investor relations, implementing our financial policies and practices and generally administering our day-to-day operations. Hunt Manager is required to provide us with a management team, including a chief executive officer, president and chief financial officer, along with appropriate support personnel. The members of our management team are required to devote such time to their management of us as is necessary and appropriate, commensurate with their level of activity, but are otherwise permitted to engage in other activities unrelated to our business, including rendering services similar to those provided to us pursuant to the management agreement or investing in, or rendering advisory services to others investing in, acquisitions of assets that would meet our principal investment objectives.

We paid Hunt Manager an annual base fee of $14.0 million for April 1, 2016 through March 31, 2017, and, effective as of April 1, 2017, the annual base fee was adjusted to $14.2 million through March 31, 2018. Effective April 1, 2018, the annual base fee will adjust to $13.5 million through March 31, 2019, which equals 1.50% of our total equity as reflected on our consolidated balance sheet (including non-controlling interest) as of December 31, 2017. The base fee for each twelve-month period beginning on each April 1 thereafter will equal 1.50% of our total equity as reflected on our consolidated balance sheet (including non-controlling interest) as of December 31 of the immediately preceding year. The fee is subject to a $30.0 million cap, unless a greater amount is approved by a majority of our independent directors (or a committee comprised solely of independent directors).

We will pay Hunt Manager an incentive payment, payable quarterly, equal to 20% of (i) quarterly per OP Unit distributions (inclusive of the incentive payment) in excess of $0.27 per quarter multiplied by (ii) the aggregate number of OP Units outstanding. For purposes of calculating the incentive payment, distributions in excess of 100% of our cash available for distribution will not be included in the calculation. Cash available for distribution, as defined in the management agreement, is an amount equal to (A) net income before noncontrolling interest, plus (B) depreciation, plus (C) amortization of deferred financing costs, if any, minus (D) allowance for funds used during construction—other funds, minus (E) capital expenditures necessary to maintain net assets, subject to adjustments to eliminate the impact of certain other non-cash items. For purposes of calculating cash available for distribution, capital expenditures necessary to maintain net assets are equal to the amount of our depreciation expense. The non-cash adjustments to be made include additions or subtractions related to (1) the effect of our percentage rent calculation method, which represents the difference between the quarterly cash payments due on percentage rent and the revenue included in net income; (2) the effect of straight-line rents, which represents the difference between the timing of cash-based rent payments and the recognition of base rent revenue in accordance with U.S. GAAP; (3) the fair value adjustment of balance sheet items such as contingent consideration and hedges;

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

(4) non-cash equity compensation; (5) goodwill impairment; and (6) subject to the approval of the Audit Committee, such other adjustments as Hunt Manager may recommend from time to time to give effect to the intent in the calculation of cash available for distribution under the management agreement or to reflect changes in our public reporting practices.

We reimburse Hunt Manager for all third-party expenses incurred on our behalf or otherwise in connection with the operation of our business, other than: compensation expenses related to Hunt Manager’s personnel (including our officers), occupancy costs incurred by Hunt Manager related to its place of business, time or project-based billing for work done by Hunt affiliates, travel and expenses for Hunt Manager’s employees, fees or costs associated with professional service organizations, publications, periodicals, professional development or related matters for Hunt Manager employees and income or franchise taxes payable by Hunt Manager, all of which will be the exclusive responsibility of Hunt Manager. Additionally, we are required to include, and have included, Hunt Manager and its affiliates under our directors and officers insurance policy, including professional liability coverage, with limits of $50.0 million. In the event that Hunt Manager requests that additional professional liability insurance be purchased and added to our policy, Hunt Manager will bear any additional premium costs.

Pursuant to the management agreement, Hunt Manager does not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations. Further, Hunt Manager, its affiliates and their respective officers, directors, stockholders and employees will not be liable to us, our directors, our stockholders or any partners of our Operating Partnership for acts or omissions performed in accordance with and pursuant to the management agreement, except where such liability arises as a result of acts constituting gross negligence, willful misconduct, bad faith or reckless disregard of their duties under the management agreement. Hunt Manager has agreed to indemnify us and each of our officers, directors, employees and agents from and against any claims or liabilities arising out of or in connection with acts of Hunt Manager constituting gross negligence, willful misconduct, bad faith or reckless disregard of their duties under the management agreement or any claims by Hunt Manager’s employees relating to the terms and conditions of their employment by Hunt Manager.

The term of the management agreement expires December 31, 2019, and will automatically renew for successive five-year terms unless a majority of our independent directors decides to terminate the agreement. If our independent directors decide to terminate the agreement, we must give Hunt Manager notice of the termination at least one year in advance of the scheduled termination date and pay Hunt Manager a termination fee, in cash or equity, at our election, in an amount equal to three times the most recent annualized base management fee and incentive payment amount. If we elect to pay the termination fee in equity, the fee will be paid in OP Units, which will be issued five days after the effective date of termination, with the number of OP Units based on the volume weighted average price of our Common Stock during the 10-trading day period that precedes such effective date of termination.

We also have the right to terminate the management agreement at any time for cause (as defined in the management agreement), and Hunt Manager may terminate the agreement at any time upon 365 days’ prior notice to us, provided that Hunt Manager may not terminate the agreement effective before December 31, 2019. In these circumstances, the termination fee would not be owed to Hunt Manager.

Development Agreement

Pursuant to the development agreement with Hunt Transmission Services, L.L.C. (“Hunt Developer”) and Sharyland, which we entered into in January 2015 in connection with our IPO, we have the exclusive right

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

to fund the construction of Footprint Projects, and Hunt and its affiliates have the exclusive right to fund the development and construction of ROFO Projects during the term of the development agreement. “Footprint Projects” are defined in the development agreement to include transmission and distribution (“T&D”) projects that (i) are primarily situated within our current or previous distribution service territory, as applicable; (ii) physically hang from our existing transmission assets, such as the addition of another circuit to our existing transmission lines or that are physically located within one of our substations; or (iii) connect or are otherwise added to transmission lines or other properties that comprise a part of the transmission assets acquired in the Asset Exchange Transaction (as defined below). Footprint Projects do not include the addition of a new substation on our existing transmission lines or generation interconnects to our existing transmission lines, unless the addition or interconnection occurred within our current or prior distribution service territory. “ROFO Projects” are certain identified projects that are being developed by Hunt and its affiliates with respect to which we have a right of first offer under the development agreement. Once a ROFO Project is acquired and the applicable T&D assets are added to our rate base, we will have the exclusive right to fund any future additions to those T&D assets that constitute Footprint Projects with respect to the acquired assets.

Our development agreement requires Hunt to offer ROFO Projects to us at least 90 days prior to the date on which such assets are expected to be placed in service. Hunt’s offer of a ROFO Project will commence a 75-day negotiation period; however, in certain circumstances, the parties may agree to extend the negotiation period past 75 days. Following this period, if we are unable to reach an agreement on the terms of such purchase, the ROFO Project may be retained by Hunt or one of its affiliates or it may be transferred to a third-party, but only on terms and conditions generally no more favorable than those offered to us. If the ROFO Project is not transferred to a third-party within 18 months of the end of the prior negotiation period, Hunt would then be required to make a new offer and start a new 75-day negotiation period with the Conflicts Committee before transferring the ROFO Project to a third party. Two such ROFO Projects, the Golden Spread Electric Cooperative interconnection (“Golden Spread Project”) and Cross Valley transmission line (“Cross Valley Project”), were previously offered to us, but were subsequently transferred to Sharyland following our Conflicts Committee’s decision in 2016 to postpone consideration of the purchase of those projects at that time. Hunt has informed us that it expects to offer the Golden Spread Project and Cross Valley Project to us again in the future.

Additionally, under the terms of our development agreement, we are required to give Sharyland a right of first offer to lease any assets we acquire or develop, subject to limited exceptions. If we and Sharyland are unable to agree on lease terms, we will only be able to lease the assets to other tenants on terms that are more favorable to us than Sharyland’s best offer.

The term of the development agreement expires December 31, 2019 and will automatically renew for successive five-year terms. However, our rights under the development agreement will expire effective upon any termination of the management agreement.

Hunt has informed us that it has funded and in the future intends to fund the development and construction of the ROFO Projects through development companies in which John Hancock Life Insurance Company (U.S.A.), OpTrust Infrastructure N.A. Inc. and Teachers Insurance and Annuity Association of America (collectively, our “continuing founding investors”), each of which holds more than 5% of our outstanding shares of Common Stock, have the opportunity to invest capital. Accordingly, Hunt and our continuing founding investors own or may own interests in ROFO Projects that we may acquire pursuant to the development agreement and therefore may benefit from any consideration that we pay in connection with our acquisition of these projects.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

Leases with Sharyland

We lease our T&D assets to Sharyland under five separate lease agreements. For the year ended December 31, 2017, we recognized revenue from Sharyland in an amount equal to $190.3 million. During the year ended December 31, 2017, we made payments of $187.1 million to Sharyland to fund capital expenditures under the leases.

The following table provides a summary description of our existing leases:

Lease	Location of Assets	Lease Expiration Date
McAllen Lease	Primarily South Texas	12/31/2019
Permian Lease (1)	In and around Midland, Texas	12/31/2020
CREZ Lease	Texas Panhandle and near Wichita Falls, Abilene and Brownwood	12/31/2020
Stanton Transmission Loop Lease	Near Stanton, Texas	12/31/2021
ERCOT Transmission Lease	Texas Panhandle	12/31/2022

(1)	Formerly the Stanton/Brady/Celeste Lease (the “S/B/C Lease”)

All of the assets acquired from Oncor Electric Delivery Company LLC (“Oncor”) in the Asset Exchange Transaction were added to the CREZ Lease effective as of the November 9, 2017 closing date. Also as of November 9, 2017, Sharyland Distribution & Transmission Services, L.L.C., our regulated subsidiary (“SDTS”), and Sharyland amended the McAllen Lease and the S/B/C Lease to remove the assets that were transferred to Oncor. See the caption “Side Letter” below for additional information regarding the Asset Exchange Transaction. Further, on December 31, 2017, SDTS and Sharyland entered into the Permian Lease and, effective upon their entry into the Permian Lease, the S/B/C Lease, which was scheduled to expire on December 31, 2017, was terminated.

Our leases primarily consist of base rent, but certain lease supplements contain percentage rent as well. The lease supplements with respect to the Permian Lease, the Stanton Transmission Loop Lease and the assets in the CREZ Lease that were acquired in the Asset Exchange Transaction only provide for base rent. The lease supplements with respect to the McAllen Lease, the ERCOT Transmission Lease and the assets in the CREZ Lease that were not acquired in the Asset Exchange Transaction provide for rent that is comprised primarily of base rent but also includes percentage rent. Additionally, prior to its termination, the S/B/C Lease also included a percentage rent component. Percentage rent under our leases is based on a percentage of Sharyland’s annual gross revenues, as defined in the applicable lease, in excess of annual specified breakpoints, which are at least equal to the base rent under each lease.

In addition to rent, the CREZ Lease also provides for the recovery by SDTS of approximately $0.2 million in recoverable costs that were incurred in connection with the Asset Exchange Transaction. Pursuant to the CREZ Lease, these recoverable costs were sold to Sharyland in exchange for monthly payments to be made by Sharyland over a 24-month period beginning January 2018, with the aggregate amount of these payments equaling the total amount of the recoverable costs.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

Asset Exchange Transaction Side Letter

In July 2017, SDTS and Sharyland signed a definitive agreement (the “definitive agreement”) with Oncor to exchange SDTS’s retail distribution assets and certain transmission assets for a group of Oncor’s transmission assets located in Northwest and Central Texas (the “Asset Exchange Transaction”), which closed on November 9, 2017. In connection with the definitive agreement, on July 21, 2017, SDTS and Sharyland entered into a letter agreement (the “Side Letter”) in which they agreed to certain terms and conditions to address the actual or potential conflicts of interest arising between SDTS and Sharyland in connection with the Asset Exchange Transaction. Specifically, the Side Letter includes, among other things, certain representations and warranties from Sharyland that correspond to representations and warranties of SDTS under the definitive agreement relating to certain matters for which SDTS relies, in whole or in part, upon Sharyland under the leases and as operator of the assets and an allocation of expenses incurred in connection with the transactions.

License Agreement

We have a perpetual, non-exclusive license from Hunt Manager to use certain methods, processes, trade secrets and other intellectual property rights utilized in managing and operating our assets. We do not pay a separate fee to Hunt Manager under the license agreement.

Other Agreements or Transactions

Registration Rights

On March 1, 2016, we entered into a second amended and restated registration rights agreement (as amended, the “registration rights agreement”), which amended and restated the agreement that we entered into in connection with our IPO, with certain of our pre-IPO investors (including Hunt, our continuing founding investors and W. Kirk Baker, who is one of our directors). Pursuant to the registration rights agreement, on February 18, 2016 we filed a registration statement that registers the issuance of shares upon the redemption by certain of our limited partners, including Hunt, of their OP Units to the extent they exercise such right and we decide to redeem such shares for stock in lieu of cash, and on March 3, 2016 we filed a registration statement that registers for resale shares of our Common Stock held (either of record or beneficially) by Hunt and our continuing founding investors. Pursuant to the registration rights agreement, we also have agreed to effect up to four underwritten offerings upon notice by parties holding at least 5% of the securities subject to the registration rights agreement, subject to certain limitations. We also have the obligation in the future to register additional shares of Common Stock beneficially owned by Hunt. InfraREIT will not receive any cash proceeds from the issuance or resale of shares of our Common Stock pursuant to the registration statements.

Lock-Up Agreement with Hunt

We have entered into a lock-up agreement with HCI and certain of its subsidiaries, which became effective upon the consummation of our IPO on February 4, 2015. The lock-up agreement originally applied to 100% of the shares of Common Stock and OP Units that Hunt beneficially owned. As of February 4, 2018, the lock-up had expired with respect to 50% of Hunt’s holdings, and 8,419,987 of the shares of our Common Stock and OP Units that Hunt owns remain subject to the lock-up. All transfer restrictions will expire on February 4, 2020. The lock-up agreement is subject to exceptions permitting Hunt to transfer its equity to affiliates, provided that the transferee must assume the applicable lock-up restrictions. Hunt’s lock-up agreement with us will terminate upon the termination or nonrenewal of the management agreement and development agreement. Hunt has informed us that it currently intends to hold a substantial portion of its equity in us for the foreseeable future.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

Partnership Agreement of the Operating Partnership

All of our assets are held by, and all of our business activities, including all activities pertaining to the acquisition or disposition of properties, are conducted through our Operating Partnership, either directly or through its subsidiaries. On March 10, 2015, a third amended and restated agreement of limited partnership became effective. Hunt owns of record an approximate 25.8% limited partner interest in the Operating Partnership as of March 12, 2018. Each of our directors, other than Hunter L. Hunt (except through his beneficial ownership of Hunt’s OP Units), also is a limited partner in the Operating Partnership. Subject to the terms of the partnership agreement, a limited partner of our Operating Partnership may at any time require us to redeem the OP Units it holds for cash at a per OP Unit value equal to the 10-day trailing trading average of a share of our Common Stock at the time of the requested redemption. At our election, we may satisfy the redemption through the issuance of shares of our Common Stock on a one-for-one basis. However, the limited partners’ redemption right may not be exercised if and to the extent that the delivery of the shares upon such exercise would result in any person violating the ownership and transfer restrictions set forth in our charter.

Ownership of Sharyland Distribution & Transmission Services, L.L.C.; Delegation Agreement

Together with Sharyland, our Operating Partnership’s wholly-owned subsidiary, Transmission and Distribution Company, L.L.C. (“TDC”), owns SDTS. TDC owns substantially all of the economic interests in SDTS, and SDTS owns all of our T&D assets. Pursuant to the third amended and restated company agreement of SDTS (the “SDTS company agreement”), Sharyland is the managing member of SDTS, and we are not able to remove Sharyland as managing member without prior permission of the Public Utility Commission of Texas. As the managing member, Sharyland has the exclusive power and authority on behalf of SDTS to manage, control, administer and operate the properties, business and affairs of SDTS in accordance with the SDTS company agreement, subject to a variety of negative control rights in favor of TDC.

However, to the extent that day-to-day operations of SDTS involve matters primarily related to passive ownership of the assets, Sharyland has delegated those responsibilities and authorities to InfraREIT pursuant to a delegation agreement entered into in connection with our IPO. Under this agreement, Sharyland expressly reserves certain rights related to the management of SDTS, including the right to cause SDTS to fund its obligations under the leases if we fail to do so. Subject to this reservation, the delegation agreement generally gives us primary responsibility for capital sourcing, financing, cash management and investor relations, including: raising equity and debt capital for SDTS and its subsidiaries; opening bank accounts; preparing and obtaining approval for annual business plans (with Sharyland’s assistance); managing external auditor and law firm relationships; preparing financial statements; communicating with external equity and debt financing sources; acting as the tax matters partner of SDTS; and other day-to-day operational matters. The delegation agreement also delegates to us the right to elect officers of SDTS to carry out the responsibilities and obligations delegated to us pursuant to the delegation agreement, provided that we have agreed that one designee from Sharyland will be elected as a senior vice president of SDTS.

Conflicts of Interest

General

In connection with our IPO, our Board of Directors adopted written policies and procedures designed to protect our stockholders against conflicts of interest. These policies and procedures, among other things, require the approval of our Conflicts Committee for ROFO Project acquisitions and for certain decisions related to our

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

leases, the development agreement and the management agreement, including negotiations with Sharyland regarding lease renewals. Our Conflicts Committee consists solely of members who are independent within the meaning of the NYSE listing standards. We cannot assure you that these policies and provisions of law will always be successful in eliminating or minimizing the influence of such conflicts of interest, and if they are not successful, decisions could be made that might fail to reflect fully the interests of stockholders. The arrangements described above that were entered into prior to or in connection with our IPO were approved prior to the implementation of these policies and procedures.

ROFO Transactions

We expect our Conflicts Committee to evaluate whether we should acquire an offered ROFO Project based on whether it believes that the acquisition will be in our best interest, taking into account the offered price and its analysis of the fair market value of the project. We expect the purchase price for any ROFO Project will be negotiated by our Conflicts Committee, on the one hand, and Hunt or its affiliates, on the other, and will be based on a number of factors, such as the cash flow and rate base for the assets, market conditions, potential for incremental Footprint Projects, the terms of any related lease and the regulatory return we expect the assets will earn.

Hunt

Hunt indirectly owns Hunt Manager and Hunt Developer and is deemed to be a beneficial owner of more than 5% of our Common Stock as a result of its subsidiaries’ ownership of shares of our Common Stock and OP Units. Hunter L. Hunt, a member of our Board of Directors, also may be deemed to be a beneficial owner of more than 5% of our Common Stock through his indirect control of Hunt. Additionally, Sharyland, our sole tenant, is privately owned by Hunter L. Hunt and other members of the family of Ray L. Hunt and is controlled by Hunter L. Hunt. Both Hunt and Hunter L. Hunt, through his affiliation with both the Hunt and Sharyland organizations, have financial and controlling interests in any of the transactions described above to which Sharyland or a Hunt affiliated entity is a party.

Other Relationships

Hunt controls the compensation of the employees of Hunt Manager, including our executive officers. Furthermore, Mr. David A. Campbell, our President and Chief Executive Officer, is the President and Chief Executive Officer of Sharyland, and Mr. W. Kirk Baker, one of our directors, is the Managing Partner of Captra Capital, an investment and strategic advisory firm in which Hunt previously was an investor and a client. Neither Mr. Baker nor any of our executive officers own a beneficial interest in Hunt, but they are or were Hunt executive officers and are or were participants in various Hunt benefit and incentive programs. Mr. Baker and each of our executive officers have affirmatively waived any benefit they may receive under Hunt incentive plans from any sale of the Golden Spread or Cross Valley Projects to InfraREIT, other than benefits under plans where the effect of those transactions will be immaterial to such individuals. In determining our executive officers’ compensation, Hunt has indicated it will take into account the performance of InfraREIT, but that Hunt also may take into account the performance of other entities, including Hunt Manager, Hunt Developer, Sharyland and Hunt generally, and there is no contractual or other restriction that would prevent Hunt from doing so.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

Indemnification

Charter and Bylaws

In our charter and bylaws we have agreed to indemnify our directors and certain of our officers by providing, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for judgments, penalties, fines, settlements and reasonable expenses actually incurred that he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under the Maryland General Corporation Law and our bylaws. Notwithstanding the foregoing, the indemnification provisions will not protect any officer or director from liability to us or our stockholders: (1) as a result of any action or omission of the director or officer that was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (2) where the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, if the director or officer had reasonable cause to believe that the act or omission was unlawful.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers that obligate us to indemnify and advance expenses to them to the maximum extent permitted by Maryland law. The indemnification agreements provide that, if a director or executive officer is a party or is threatened to be made a party to or a witness in any proceeding by reason of his or her service as a director, officer, employee or agent of us or as a director, officer, partner, managing member, manager, fiduciary, employee, agent or trustee of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in such capacity at our request, we must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, to the maximum extent permitted under Maryland law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements also require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied or preceded by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking, which may be unsecured, by the indemnitee or on his or her behalf to repay the amount paid if it is ultimately established that the standard of conduct has not been met.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

Management Agreement

Pursuant to the management agreement, we have agreed to indemnify Hunt Manager, its affiliates and each of their respective officers, directors, stockholders and employees from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with its business and operations or any action taken or omitted on its behalf pursuant to authority granted by the management agreement, except where attributable to gross negligence, willful misconduct, bad faith or reckless disregard of their duties under the management agreement.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of March 12, 2018, by: (i) each director; (ii) each of our executive officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than 5% of our Common Stock.

	Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock and/or OP Units (1)	Percentage of All Shares of Common Stock (2)	Percentage of All Shares of Common Stock and OP Units (3)
5% Holders
Hunt Consolidated, Inc. (4) (5)	15,708,820	26.4%	25.9%
OpTrust N.A. Holdings Trust (6)	4,719,143	10.8%	7.8%
Teachers Insurance and Annuity Association of America (7)	4,287,507	9.8%	7.1%
John Hancock Life Insurance Company (U.S.A) (8)	4,276,235	9.8%	7.0%
The Vanguard Group (9)	3,213,099	7.3%	5.3%
Adage Capital Partners, L.P. (10)	3,145,000	7.2%	5.2%
BlackRock Inc. (11)	2,829,610	6.5%	4.7%
Directors and Named Executive Officers
David A. Campbell (12)	224,232	*	*
Stacey H. Doré	–	–	–
Brant Meleski (13)	61,823	*	*
W. Kirk Baker (14)	312,312	*	*
John Gates (15)	25,039	*	*
Storrow M. Gordon (16)	14,355	*	*
Trudy A. Harper (17)	16,176	*	*
Hunter L. Hunt (5)	15,708,820	26.4%	25.9%
Harold R. Logan, Jr. (18)	25,503	*	*
Harvey Rosenblum (19)	12,765	*	*
Ellen C. Wolf (20)	18,397	*	*
All directors and executive officers as a group (11 persons)	16,194,929	27.1%	26.7%

*	Represents less than 1%.

(1)	Consists of shares of Common Stock and OP Units in our Operating Partnership.

(2)	Based on an aggregate of 43,796,915 shares of Common Stock outstanding. In addition, in computing the percentage ownership of a person or group, we have assumed that the OP Units beneficially owned by that person or the persons in the group have been exchanged for shares of Common Stock on a one-for-one basis and that those shares are outstanding but that no OP Units held by other persons have been exchanged for shares.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

(3)	Assumes all OP Units, including all LTIP Units, have been exchanged, one-for-one, for shares of Common Stock, and, following this exchange, there are an aggregate of 60,704,327 shares of Common Stock outstanding.

(4)	Consists of (i) 6,334 shares of Common Stock and (ii) 15,170,442 shares of Common Stock underlying 15,170,442 common units held by Hunt Developer, together with 454,102 shares of Common Stock underlying 454,102 common units held by Electricity Participant Partnership, LLC (“EPP”), which is a subsidiary of HCI, for the benefit of current and former employees and service providers to HCI. Although HCI no longer has a pecuniary interest in the common units held by EPP, it continues to share voting and investment power with respect to such common units. Also includes (x) 9,252 shares of Common Stock and (y) 68,690 shares of Common Stock underlying 68,690 common units granted as incentive compensation to and held by current Hunt employees, which are subject to vesting. Although HCI no longer has a pecuniary interest in the shares of Common Stock and common units held by such employees, Hunt Developer continues to share investment power with respect to such securities. The address for HCI is 1900 N. Akard Street, Dallas, Texas 75201.

(5)	Mr. Hunt is Co-Chairman, Co-Chief Executive Officer and Co-President of HCI and controls HCI through one or more intermediaries and, therefore, may be deemed the beneficial owner of shares of our Common Stock. Mr. Hunt has disclaimed beneficial ownership of any shares of our Common Stock, except to the extent of his pecuniary interest therein. The address for Mr. Hunt is 1900 N. Akard Street, Dallas, Texas 75201.

(6)	As reported on Schedule 13G/A filed with the SEC on February 12, 2016. The filing is made jointly with OPTrust Infrastructure N.A. Inc. and OPSEU Pension Plan Trust Fund. Their address is 130 King Street W., Suite 700, P.O. Box 197, Toronto, Ontario, M5X 1A6 Canada.

(7)	As reported on Schedule 13G/A filed with the SEC on February 14, 2018. The address for Teachers Insurance and Annuity Association of America is 730 Third Avenue, New York, New York 10017.

(8)	As reported on Schedule 13G/A filed with the SEC on February 13, 2018. The filing is made jointly with Manulife Financial Corporation. The address for John Hancock Life Insurance Company (U.S.A.) is 197 Clarendon Street, Boston, Massachusetts 02116, and the address for Manulife Financial Corporation is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5.

(9)	As reported on Schedule 13G/A filed with the SEC on February 9, 2018. The Vanguard Group reports that it has shared voting power with respect to 14,079 shares of Common Stock and shared investment power with respect to 56,327 shares of Common Stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(10)	As reported on Schedule 13G/A filed with the SEC on February 13, 2018. The filing is made jointly with Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross. The filers report that they share voting and investment power with respect to the Common Stock and that their address is 200 Clarendon Street, 52nd floor, Boston, Massachusetts 02116.

(11)	As reported on Schedule 13G filed with the SEC on January 25, 2018. BlackRock Inc. reports that it has sole voting power with respect to 2,741,021 shares of Common Stock but sole investment power with respect to 2,829,610 shares of Common Stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

(12)	Consists of (i) 30,000 shares of Common Stock and 91,586 shares of Common Stock underlying 91,586 common units held directly by Mr. Campbell and (ii) 102,646 shares of Common Stock underlying 102,646 common units held indirectly by Mr. Campbell through EPP. Mr. Campbell shares investment power with Hunt Developer with respect to 68,690 of the common units that he holds directly and shares voting and investment power with respect to the common units held by EPP.

(13)	Consists of (i) 10,500 shares of Common Stock held directly by Mr. Meleski and (ii) 51,323 shares of Common Stock underlying 51,323 common units held indirectly by Mr. Meleski through EPP. Mr. Meleski shares investment power with Hunt Developer with respect to 1,834 of the shares of Common Stock that he holds directly and shares voting and investment power with respect to the common units held by EPP.

(14)	Consists of (i) 39,932 shares of Common Stock, (ii) 256,615 shares of Common Stock underlying 256,615 common units and (iii) 12,765 shares of Common Stock underlying 12,765 LTIP Units, in each case held directly by Mr. Baker. Also includes 3,000 shares held by the Knight Grandchildren’s Trust for the benefit of Mr. Baker’s children, in which Mr. Baker has disclaimed beneficial ownership, except to the extent of his pecuniary interest therein. Does not include 4,136 LTIP Units, none of which will vest within 60 days of the date hereof.

(15)	Consists of 12,274 shares of Common Stock and 12,765 shares of Common Stock underlying 12,765 LTIP Units held directly by Mr. Gates. Does not include 4,136 LTIP Units, none of which will vest within 60 days of the date hereof.

(16)	Consists of 1,590 shares of Common Stock and 12,765 shares of Common Stock underlying 12,765 LTIP Units held directly by Ms. Gordon. Does not include 4,136 LTIP Units, none of which will vest within 60 days of the date hereof.

(17)	Consists of 3,411 shares of Common Stock and 12,765 shares of Common Stock underlying 12,765 LTIP Units held directly by Ms. Harper. Does not include 4,136 LTIP Units, none of which will vest within 60 days of the date hereof.

(18)	Consists of (i) 7,106 shares of Common Stock, (ii) 5,632 shares of Common Stock underlying 5,632 common units and (iii) 12,765 shares of Common Stock underlying 12,765 LTIP Units, in each case held directly by Mr. Logan. Does not include 4,136 LTIP Units, none of which will vest within 60 days of the date hereof.

(19)	Consists of 12,765 shares of Common Stock underlying 12,765 LTIP Units held directly by Dr. Rosenblum. Does not include 4,136 LTIP Units, none of which will vest within 60 days of the date hereof.

(20)	Consists of (i) 5,632 shares of Common Stock underlying 5,632 common units and (ii) 12,765 shares of Common Stock underlying 12,765 LTIP Units, in each case held directly by Ms. Wolf. Does not include 4,136 LTIP Units, none of which will vest within 60 days of the date hereof.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own more than 10% of our outstanding Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock held by such persons. These persons also are required to furnish us with copies of all forms they file under this regulation.

To our knowledge, based solely on a review of the copies of such reports furnished to us and without further inquiry, during the fiscal year ended December 31, 2017, all of our directors, officers and beneficial owners of more than 10% of Common Stock complied with all applicable Section 16(a) filing requirements.

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

The next Annual Meeting of the Company’s stockholders is expected to be held on May 15, 2019. Stockholders may submit proposals appropriate for stockholder action at the 2018 Annual Meeting consistent with the regulations of the SEC and Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, the proposal must be received at our principal executive offices no later than November 23, 2018.

In addition, our current bylaws establish advance notice procedures with regard to certain matters, including stockholder proposals not included in our Proxy Statement, to be brought before an Annual Meeting. In general, our corporate secretary must receive notice of any such proposal not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding Annual Meeting (in the case of the 2019 Annual Meeting, not before October 24, 2018 and not later than November 23, 2018). Such notice must include the information specified in our bylaws.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. Many brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to: InfraREIT, Inc., Attention: Corporate Secretary, 1900 North Akard Street, Dallas, Texas 75201, telephone number (214) 855-6700. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2017 Annual Report and this Proxy Statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered. Similarly, you also may contact us if you received multiple copies of such materials and would prefer to receive a single copy in the future.

OTHER MATTERS

We know of no other business that will be presented at the Annual Meeting or any postponement(s) or adjournment(s) thereof other than as explained herein. We encourage all members of the Board of Directors to attend the Annual Meeting of Stockholders, although we have no formal policy requiring attendance. All of our directors attended last year’s Annual Meeting of Stockholders.

We have a process for collecting, organizing and delivering communications to members of our Board of Directors. To contact all directors on the Board of Directors, all directors on a committee of the Board of Directors or an individual member or members of the Board of Directors, including any or all non-management or independent directors, all interested parties may mail a written communication to: InfraREIT, Inc., Attention:

InfraREIT, Inc. Proxy Statement 2018 Annual Meeting

Corporate Secretary, 1900 North Akard Street, Dallas, Texas 75201. All communications received in the mail will be opened by our Corporate Secretary, Greg Imhoff, for the purpose of determining whether the contents represent a message to the Board of Directors. The contents of communications to the Board of Directors will be promptly relayed to the appropriate members.

On March 5, 2018, we filed with the SEC our Annual Report on Form 10-K for the year ended December 31, 2017. The Annual Report on Form 10-K has been provided concurrently with this Proxy Statement to all stockholders entitled to notice of, and to vote at, the Annual Meeting. Stockholders also may obtain a copy of the Annual Report on Form 10-K and any of our other SEC reports, free of charge, (1) from the SEC’s website at www.sec.gov; (2) from our website at www.InfraREITInc.com; or (3) by contacting our corporate secretary at the following address: InfraREIT, Inc., Attention: Corporate Secretary, 1900 North Akard Street, Dallas, Texas 75201. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy solicitation material. Information contained on our website, other than this Proxy Statement, is not part of the proxy solicitation material and is not incorporated by reference herein.

ADDITIONAL INFORMATION ABOUT THE COMPANY

You can learn more about the Company and our operations by visiting our website at www.InfraREITInc.com. Among other information we have provided there, you will find:

•	The charters of each of our standing committees of the Board of Directors;

•	Our code of business conduct and ethics;

•	Our corporate governance guidelines;

•	Information concerning our business, recent news releases and filings with the SEC; and

•	Information concerning our Board of Directors and stockholder relations.

For additional information about the Company, please refer to our 2017 Annual Report, which is being mailed with this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Greg Imhoff,

Corporate Secretary

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/hifr Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 15, 2018.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 15, 2018.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by phone, you do NOT need to mail back your Proxy Card.

The Board of Directors recommends a vote “FOR” the election of the nominees listed below.

1.	Election of two Class III directors:	01 John Gates 02 Harold R. Logan, Jr.	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors recommends a vote “FOR” proposal 2.

2.	Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

InfraREIT, Inc.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 16, 2018

11:00 a.m. Central Time

Fairmont Hotel

1717 North Akard Street

Dallas, Texas 75201

InfraREIT, Inc.
1900 North Akard Street
Dallas, Texas 75201	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 16, 2018 and any postponement(s) or adjournment(s) thereof.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the election of each of the Board of Directors nominees listed on the reverse side and “FOR” proposal 2, as more particularly described in the Proxy Statement.

By signing the proxy, you acknowledge receipt of the Notice of the Annual Meeting, the terms of which are incorporated by reference.

By signing the proxy, you also revoke all prior proxies and appoint David A. Campbell and Brant Meleski, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters, in the discretion of the proxy holder, which may properly come before the Annual Meeting and all postponement(s) or adjournment(s) thereof.

See reverse for voting instructions.